UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐   Definitive Proxy Statement

☒   Definitive Additional Materials

☐  Soliciting Material under §240.14a-12

PUTNAM SUSTAINABLE LEADERS FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒       No fee required.

☐   Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.

Your Putnam Sustainable Leaders Fund is proposing a new advisory agreement which, if approved, will result in the fund being repositioned from a sustainable large-cap equity fund to a mid-cap equity fund. The fund needs your vote.

VOTE NOW! Simply reply FOR, AGAINST, or ABSTAIN.

Voting now means you won’t be contacted again on this matter.

Reply STOP to end these communications.

2.

The proposed new advisory agreement and the repositioning of your Putnam Sustainable Leaders Fund to a mid-cap equity fund is expected to simplify pricing, expand distribution, and lift certain investment restrictions.

Your vote is still needed to approve the new advisory agreement. VOTE NOW by calling 800-290-6432.

Cast your vote now and you won’t receive any additional requests.

Reply STOP to end these communications.

3.

Your Putnam Sustainable Leaders Fund cannot be repositioned unless shareholders approve the new advisory agreement.

Reply FOR, AGAINST, or ABSTAIN to vote, or MORE to review the proposal. To discuss the proposal with a representative, call 800-290-6432.

Voting now means no additional reminders will be sent.

Reply STOP to stop receiving these communications.

4.

Time is running out to vote on Putnam Sustainable Leaders Fund’s new advisory agreement, which if approved will result in the repositioning of the fund.

VOTE NOW by replying FOR, AGAINST, or ABSTAIN, or by calling toll-free at 800-290-6432.

Voting now means additional communication on this matter will stop.

Reply STOP to stop receiving these communications.

5.

Without your vote on the new advisory agreement, the repositioning of Putnam Sustainable Leaders Fund will not happen.

To vote, REPLY to this message FOR, AGAINST, or ABSTAIN. Or call us at 800-290-6432. We can record your vote during the call.

Voting now means additional communication on this matter will stop.

Reply STOP to stop receiving these communications.